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                                                                   EXHIBIT 10.36

                              SEPARATION AGREEMENT

     This Separation Agreement is between Heska Corporation (the "Company") and Dr. R. Lee Seward ("Dr. Seward"). It is effective as of November 30, 1999.

                                   BACKGROUND

     A. Dr. Seward has been employed by the Company in the position of Executive Vice President.

     B. Dr. Seward's employment with the Company in that position has been terminated effective as of November 30, 1999. This Separation Agreement states the severance benefits that will be paid to Dr. Seward.

     C. The Company wants Dr. Seward to continue to perform some services for it as a consultant. Dr. Seward is willing to do so. The Company and Dr. Seward are also entering into a Consultant Services and Confidentiality Agreement on December 1, 1999 with respect to such future services.

     Dr. Seward and the Company hereby agree as follows:

     1. Separation Benefits.

        (a) Dr. Seward will be paid his November 1999 monthly salary as customary and from December 1, 1999 through November 30, 2000 will be paid an amount equal to his 1999 base annual salary ($185,000). This separation pay will be paid in twelve equal monthly installments on the Company's regular payroll dates, with the first payment due on the payroll date on or about December 31, 1999. These payments will be subject to regular withholding for taxes.

        (b) Dr. Seward will continue to vest his currently outstanding stock options through November 30, 2000 as if still employed on a full-time basis through and including that date.

        (c) The Company will pay the health insurance premiums for the health insurance coverage previously maintained by the Company for Dr. Seward and his eligible dependents through November 30, 2000 or until Dr. Seward is provided or obtains health insurance coverage by another employer or entity, whichever first occurs.

        (d) Except for the benefits outlined above, Dr. Seward will not be entitled to any employee benefits provided to employees of the Company, or any other severance or similar benefits after November 30, 1999 and Dr. Seward waives any right to receive any such benefits.



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        (e) Dr. Seward will continue to be bound by the Employee Confidential
Information and Inventions Agreement with respect to those inventions made by and confidential matters known by and to him during the time he was an employee and officer of the Company, except as stated in the Consultant Services and Confidentiality Agreement of December 1, 1999 as if it were entered into as of November 30, 1999.

     2. General Provisions.

        (a) Any notice to be given to the Company will be addressed to the attention of the Chief Executive Officer at the Company's official mailing address. Any notice to be given to Dr. Seward will be addressed to him at his home address as shown on the Company's records.

        (b) This Separation Agreement shall be governed by the laws of the State of Colorado. This Separation Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements. This Separation Agreement may be amended only by a written document signed by both the Company and Dr. Seward.

        (c) This Separation Agreement will be binding upon the parties and their successors and assigns. If, on any sale of the Company by merger, sale of assets or otherwise prior to November 30, 2000, the surviving entity refuses or fails to confirm in writing its obligation to perform this Separation Agreement, the Company shall use its reasonable efforts prior to the closing of such sale to pay to Dr. Seward all remaining severance payments due to him under Section 1.

HESKA CORPORATION
a Delaware corporation



By: /s/ Robert B. Grieve                        /s/ R. Lee Seward
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                                       R. Lee Seward
Title: Chief Executive Officer
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